Exhibit 5.1

October 24, 2022

Orrick, Herrington & Sutcliffe LLP 222 Berkeley St Suite 2000 Boston, MA 02116
Local Bounti Corporation 400 W. Main St. Hamilton, MT 59840	+1-617-880-1800 orrick.com

Ladies and Gentlemen:

We have acted as counsel to Local Bounti Corporation, a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the resale of 9,320,000 shares of Common Stock of the Company, par value $0.0001 per share, held by certain selling stockholders of the Company named in the Registration Statement (the “Selling Stockholder Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Local Bounti Corporation

October 24, 2022

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP